The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated November 12, 2014

PROSPECTUS dated November 21, 2011 PROSPECTUS SUPPLEMENT dated November 21, 2011	Pricing Supplement No. 1,720 to Registration Statement No. 333-178081 Dated November , 2014 Rule 424(b)(2)

$
Morgan Stanley
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Knock-Out Notes Based on the Price of Palladium due December 2, 2015
Principal at Risk Securities
Unlike ordinary debt securities, the Knock-Out Notes Based on the Price of Palladium due December 2, 2015, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the arithmetic average of the prices of palladium on each of the five averaging dates, which we refer to as the final palladium price.  If the final palladium price has not declined, as compared to the initial palladium price, by more than 15%, you will receive a return at maturity that is the greater of (a) the contingent minimum return of 5% and (b) the palladium return, subject to the maximum payment at maturity.  If the final palladium price has declined by more than 15% from the initial palladium price, the payment at maturity will be solely based on the palladium return and you will be exposed on a 1 to 1 basis to the negative performance of the price of palladium over the term of the securities.  Because the palladium return will be less than -15% under this scenario, the payment at maturity will be less than 85% of the stated principal amount of the securities and could be zero.  The securities are for investors who seek a palladium-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the potential of receiving at least the contingent minimum return if the price of palladium has not declined by more than 15%.  The securities are unsecured obligations of Morgan Stanley, issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold:
º
if a knock-out event (as defined below) has not occurred, an amount in cash equal to the stated principal amount plus a return equal to the stated principal amount times the greater of (i) the contingent minimum return and (ii) the palladium return, subject to the maximum payment at maturity, or

º
if a knock-out event has occurred, an amount in cash equal to the stated principal amount plus the stated principal amount times the palladium return.  If a knock-out event occurs, the palladium return will be less than -15% and, therefore you will lose more than 15%, and possibly all, of your investment.  There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities.

•
A knock-out event occurs if the final palladium price has decreased, as compared to the initial palladium price, by more than the knock-out buffer amount of 15%.  Therefore, a knock-out event will occur if the final palladium price is less than the knock-out level.

•	The knock-out level is $ , which is 85% of the initial palladium price.
•	The maximum payment at maturity is $1,150.50 per security (115.05% of the stated principal amount).
•	The contingent minimum return is 5%.
•
The palladium price on any day will be the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

º
On October 16, 2014, The London Platinum and Palladium Fixing Company Limited announced that the London Metal Exchange (“LME”) has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing with effect from December 1, 2014 and that the LME has developed a bespoke platform that will provide for an “electronic pricing solution.”  If this transfer takes place, the calculation agent may, in its sole discretion, determine that the palladium price will be based on the new pricing methodology developed by the LME.  The calculation agent may make such adjustments as it determines are necessary to ensure that the palladium price is comparable to such price prior to such transfer and fairly represents the value of palladium.

•	The palladium return is equal to following formula:	final palladium price - initial palladium price
initial palladium price
•	The initial palladium price will equal the palladium price on November 14, 2014, the day we price the securities for initial sale to the public, which we refer to as the pricing date.
•
The final palladium price will equal the arithmetic average of the palladium prices on November 23, 2015, November 24, 2015, November 25, 2015, November 26, 2015 and November 27, 2015, which we refer to as the averaging dates, subject to postponement for non-trading days and certain market disruption events.

•	Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $977.80, or within $15.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-4
•	The CUSIP number for the securities is 61762GCL6. The ISIN for the securities is US61762GCL68.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Fees and commissions(1)(2)	Proceeds to issuer(3)
Per security	100%	1%	99%
Total	$	$	$

(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2)	Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
(3)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-24.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)           to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)           where no consideration is or will be given for the transfer; or

(3)           where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Knock-Out Notes Based on the Price of Palladium due December 2, 2015, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity that will vary based on the arithmetic average of the prices of palladium on each of the five averaging dates.  The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Knock-Out Notes Based on the Price of Palladium due December 2, 2015, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $977.80, or within $15.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the knock-out buffer amount, the maximum payment at maturity and the contingent minimum return, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the arithmetic average of the prices of palladium on each of the five averaging dates.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity.  If the final palladium price decreases by more than the knock-out buffer amount of 15% from the initial palladium price, you will lose more than 15%, and possibly all, of your investment in the securities.

The palladium price on any day will be the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.  However, please see “Description of Securities—Palladium Price.”

Payment at maturity depends on the arithmetic average of the prices of palladium on each of the five averaging dates
At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the arithmetic average of the prices of palladium on each of the five averaging dates.

A knock-out event will occur if the final palladium price declines, as compared to the initial palladium price, by a percentage that is greater than the knock-out buffer amount of 15%.  Therefore, a knock-out event will occur if the final palladium price is less than the knock-out level.

•      If a knock-out event has not occurred, you will receive for each security that you hold a payment at maturity that will be greater than the stated principal amount.  This payment will be equal to the stated principal amount plus the stated principal amount times the greater of (a) the contingent minimum return and (b) the palladium return, subject to the maximum payment at maturity of $1,150.50 per security, where

contingent minimum return	=	5%
palladium return	=	final palladium price – initial palladium price
		initial palladium price

•      If a knock-out event has occurred, the securities will be exposed on a 1 to 1 basis to the negative price performance of palladium over the term of the securities as measured on the averaging dates, and the securities will pay at maturity a payment equal to:

stated principal amount + (stated principal amount x palladium return)

Accordingly, the payment at maturity will be less than the stated principal amount of $1,000 by an amount proportionate to the percentage decrease in the final palladium price from the initial palladium price.  Because the palladium return will be less than -15%, the payment at maturity will be less than 85% of the stated principal amount.  There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The initial palladium price will equal the palladium price on November 14, 2014, the day we price the securities for initial sale to the public, which we refer to as the pricing date.  If, however, a market disruption event occurs on the pricing date, the initial palladium price will be determined on the next trading day on which no market disruption event occurs.  If, due to a market disruption event, the initial palladium price has not been determined on the third scheduled trading day following the pricing date, the calculation agent will determine the initial palladium price as set out in the section of this pricing supplement titled “Description of Securities—Initial Palladium Price.”

The final palladium price will equal the arithmetic average of the prices of palladium on each of the five averaging dates.  The averaging dates are November 23, 2015, November 24, 2015, November 25, 2015, November 26, 2015 and November 27, 2015, subject to postponement for non-trading days and market disruption events.

On PS-8, we have provided a table and a graph in the section titled “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity over a range of hypothetical percentage changes in the palladium price.  The table and graph do not show every situation that can occur.

You can review the historical values of the palladium price in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-23.  You cannot predict the future performance of the palladium price based upon its historical performance.

Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed.  See “Description of Securities—Maturity Date.”

Your participation in any increase in the palladium price is limited by the maximum payment at maturity
The positive return investors may realize on the securities if the final palladium price is greater than the initial palladium price is limited by the maximum payment at maturity of $1,150.50 per security, or 115.05% of the stated principal amount.  Accordingly, even if the final palladium price is substantially greater than the initial palladium price, your payment at maturity will not exceed $1,150.50 per security, or 115.05% of the stated principal amount.  See “Hypothetical Payouts on the Securities at Maturity” on PS-9.

Morgan Stanley Capital	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer

Group Inc. will be the calculation agent
to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MSCG will determine the initial palladium price, the final palladium price, whether a knock-out event or a market disruption event has occurred and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and graph illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final palladium price, depending on whether or not a knock-out event has occurred.  The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount.  The hypothetical returns set forth below reflect the maximum payment at maturity of $1,150.50 per security (a return of 15.05% on the securities) and the contingent minimum return of 5% and assume an initial palladium price of $800.  The actual initial palladium price will be determined on the pricing date.  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the securities.

Final Palladium Price	Palladium Return	Payment on the Securities	Return on Securities
$1,600.00	100.00%	$1,150.50	15.05%
$1,440.00	80.00%	$1,150.50	15.05%
$1,280.00	60.00%	$1,150.50	15.05%
$1,120.00	40.00%	$1,150.50	15.05%
$960.00	20.00%	$1,150.50	15.05%
$920.00	15.00%	$1,150.50	15.05%
$880.00	10.00%	$1,100.00	10.00%
$848.00	6.00%	$1,060.00	6.00%
$840.00	5.00%	$1,050.00	5.00%
$800.00	0.00%	$1,050.00	5.00%
$760.00	-5.00%	$1,050.00	5.00%
$720.00	-10.00%	$1,050.00	5.00%
$680.00	-15.00%	$1,050.00	5.00%
$672.00	-16.00%	$840.00	-16.00%
$640.00	-20.00%	$800.00	-20.00%
$480.00	-40.00%	$600.00	-40.00%
$320.00	-60.00%	$400.00	-60.00%
$160.00	-80.00%	$200.00	-80.00%
$0.00	-100.00%	$0	-100.00%

Payoff Diagram for the Securities

The following examples illustrate how the payment at maturity on the securities is calculated.

Example 1:  The palladium price decreases from the initial palladium price of $800 to a final palladium price of $280.  Because a knock-out event has occurred, the investor does not receive the benefit of the contingent minimum return of 5% and is therefore exposed to the negative performance of palladium on a 1 to 1 basis.  The investor receives a payment at maturity based on the palladium return of –60%, which is significantly less than the stated principal amount, calculated as follows:

$1,000 + ($1,000 x –60%)  = $400

Example 2:  The palladium price increases from the initial palladium price of $800 to a final palladium price of $880.  Because a knock-out event has not occurred and the palladium return of 10% is greater than the contingent minimum return of 5%, the investor receives a payment at maturity per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x 10%)  = $1,100

Example 3:  The palladium price increases from the initial palladium price of $800 to a final palladium price of $1,280.  Because a knock-out event has not occurred and the palladium return of 60% would result in a payment at maturity that is greater than the maximum payment at maturity, the investor receives the maximum payment at maturity of $1,150.50 per security.

Although the final palladium price has increased from the initial palladium price by 60% in this example, the payment at maturity is limited by the maximum payment at maturity of $1,150.50 per security.

Example 4:  The palladium price decreases from the initial palladium price of $800 to a final palladium price of $720.  Because a knock-out event has not occurred, the investor receives the benefit of the contingent minimum return of 5% and therefore a payment at maturity per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x 5%)  = $1,050.50

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  In addition, the return on the securities is limited by the maximum payment at maturity.  Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.  This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee a return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the securities at maturity and do not pay you interest on the securities.  If a knock-out event occurs, meaning the final palladium price has declined from the initial palladium price by more than the knock-out buffer amount of 15%, you will be fully exposed on a 1 to 1 basis to any depreciation in the price of palladium.  If a knock-out event has occurred, because the palladium return will be less than -15% in this scenario, the payment at maturity on each security will be less than 85% of the stated principal amount of the securities.  There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities.

You will lose the benefit of the contingent minimum return if a knock-out event occurs
If a knock-out event occurs, the payment at maturity will be limited to the performance of the price of palladium and you will lose the benefit of the contingent minimum return.  As a result, you will be exposed on a 1 to 1 basis to any decline in the price of palladium.

Your appreciation potential is limited
The appreciation potential of the securities will be limited by the maximum payment at maturity.  The payment at maturity will never exceed the maximum payment at maturity even if the final palladium price is substantially greater than the initial palladium price.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the palladium price on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the palladium price, the securities will trade differently from palladium.  Other factors that may influence the value of the securities include:

•      the market price of palladium and futures contracts on palladium, including in relation to the knock-out buffer amount, and the volatility (frequency and magnitude of changes in value) of such prices;

• trends of supply and demand for palladium generally;

• interest and yield rates in the market;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect palladium or commodities markets generally and which may affect the palladium price;

• the time remaining until the maturity of the securities; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of palladium has declined and especially if a knock-out event is likely to occur in light of the then-current palladium price.

You cannot predict the future prices of palladium based on its historical prices.  The palladium price may decrease by more than the knock-out buffer amount such that you will be exposed on a 1 to 1 basis to any decline in the price of palladium and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final palladium price will increase or that a knock-out event will not occur so that you  do not suffer a loss on your initial investment in the securities.

The return on the securities is linked to a single commodity, and the price of palladium may change unpredictably and affect the value of the securities in unforeseeable ways
Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the securities is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  The price of palladium may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

The amount payable on the securities is not linked to the price of palladium
The final palladium price will be based on the palladium price on the five averaging dates, subject to adjustment for non-trading days and certain market disruption events.  Even if palladium appreciates prior to the averaging dates but then drops by at any time other than the averaging dates
the averaging dates, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the palladium price prior to such drop.  Although the actual palladium price on the stated maturity date or at other times during the term of the securities may be higher than the final palladium price, the payment at maturity will be based solely on the palladium price on the averaging dates.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the price of palladium), including trading in related futures, forwards and/or options contracts as well as in other instruments related to palladium.  Some of our subsidiaries also trade palladium and other financial instruments related to palladium on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the initial palladium price, and, as a result, could increase the level above which the palladium price must be on the averaging dates so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the palladium price, including the palladium price on the averaging dates, and whether a knock-out event occurs, and, accordingly, the amount of cash, if any, you will receive upon a sale of the securities or at maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related securities to be less than the original issue price and will adversely affect secondary market prices to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial palladium price, the final palladium price and whether a knock-out event or a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity, if any.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the palladium price in the event of a market disruption event.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of Securities—Palladium Price,”  “—Averaging Dates,”  “—Calculation Agent” and related definitions in this pricing supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on palladium
Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on palladium.  By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts of forward contracts on palladium.  Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts or forward contracts on palladium.

Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity and, therefore, the value of the securities.

There are risks relating to trading of commodities on the London Platinum and Palladium Market
Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing price reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

In addition, on October 16, 2014, The London Platinum and Palladium Fixing Company Limited (“LPPFCL”) announced that the London Metal Exchange (“LME”) has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing.  The LPPFCL has indicated that it is now finalizing arrangements for the transfer of the administration of the London Platinum and Palladium Fixing to the LME with effect from December 1, 2014 and that the LME has developed a bespoke platform (LMEbuillion) that will provide for an “electronic pricing solution.”  As further described under “Description of Securities—Palladium Price,” this may affect how the palladium price is determined.  Because complete details for the proposed new pricing methodology are not yet available and it has not yet taken effect, we can give you no assurance that the new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of the contingent payment on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except in the case of a knock-out event, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Knock-Out Notes Based on the Price of Palladium due December 2, 2015.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	November 14, 2014

Original Issue Date (Settlement Date)	November 19, 2014 (3 Business Days after the Pricing Date)

Maturity Date	December 2, 2015, subject to extension if the scheduled final Averaging Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the final Averaging Date as postponed.  See “––Averaging Dates” below.

Underlying Commodity	Palladium

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61762GCL6

ISIN	US61762GCL68

Denominations	$1,000 and integral multiples thereof

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•      if a Knock-Out Event has not occurred, an amount equal to the Stated Principal Amount plus the Stated Principal Amount times the greater of (i) the Contingent Minimum Return and (ii) the Palladium Return, subject to the Maximum Payment at Maturity; or

• if a Knock-Out Event has occurred, an amount equal to the Stated Principal Amount plus the Stated Principal Amount times the Palladium Return.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Knock-Out Event
A Knock-Out Event occurs if the Final Palladium Price has decreased, as compared to the Initial Palladium Price, by more than the Knock-Out Buffer Amount, as determined by the Calculation Agent. Therefore, a Knock-Out Event occurs if the Final Palladium Price is less than the Knock-Out Level.

Knock-Out Level	$ , which is 85% of the Initial Palladium Price.

Contingent Minimum Return	5%

Palladium Return
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Palladium Price minus the Initial Palladium Price and the denominator of which is the Initial Palladium Price, as described by the following formula:

Palladium Return	=	Final Palladium Price – Initial Palladium Price
Initial Palladium Price
Knock-Out Buffer Amount
Maximum Payment at Maturity	$1,150.50 per Security (115.05% of the Stated Principal Amount)

Initial Palladium Price
$         , which is the Palladium Price on the Pricing Date, provided, that if the Pricing Date is not a Trading Day or if a Market Disruption Event occurs on that date, the Initial Palladium Price will be, subject to the succeeding paragraph below, the Palladium Price on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Pricing Date, the Calculation Agent will determine the Initial Palladium Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price of palladium.  If such quotations are provided as requested, the Initial Palladium Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Palladium Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Palladium Price as finally published by the London Platinum and Palladium Market (“LPPM”) differs from any initial price specified in this pricing supplement, we will include the definitive Initial Palladium Price in an amended pricing supplement.

Final Palladium Price	The arithmetic average of the Palladium Price on each of the five Averaging Dates, as determined by the Calculation Agent.

Palladium Price
On any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day, as determined by the Calculation Agent.

Reuters, Bloomberg and various other third party sources may report prices of palladium.  If any such reported price differs from that as calculated and published by the LPPM, the price as published by the LPPM will prevail.

On October 16, 2014, The London Platinum and Palladium Fixing Company Limited announced that the London Metal Exchange (“LME”) has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing with effect from December 1, 2014 and that the LME has developed a bespoke platform that will provide for an “electronic pricing solution.”  If this transfer takes place, the Calculation Agent may, in its sole discretion, determine that the Palladium Price will be based on the new pricing methodology developed by the LME.  The Calculation Agent may make such adjustments as it determines are necessary to ensure that the Palladium Price is comparable to such price prior to such transfer and fairly represents the value of palladium.

Averaging Dates	November 23, 2015, November 24, 2015, November 25, 2015, November 26, 2015 and November 27, 2015, subject to postponement as described below.

The Final Palladium Price shall be determined on the last Averaging Date to occur, which shall be referred to as the “final Averaging Date.”

If any scheduled Averaging Date is not a Trading Day or if a Market Disruption Event occurs on the scheduled Averaging Date, the Palladium Price for such date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred.  Each succeeding Averaging Date shall then be the next Trading Day following the preceding Average Date as postponed.  The Final Palladium Price shall be determined on the date on which the Palladium Prices for all scheduled Averaging Dates have been determined; provided that (i) the Palladium Price for any Averaging Date shall not be determined on a date later than the tenth scheduled Business Day after the scheduled final Averaging Date, (ii) the Palladium Price for any remaining Averaging Dates that would otherwise fall after such tenth Business Day shall be the Palladium Price on such tenth Business Day and (iii) if such tenth Business Day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Palladium Price on such date by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Palladium Price shall be the arithmetic mean of such quotations.  Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If fewer than three quotations are provided as requested, the Palladium Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
Relevant Exchange means the LPPM or, if the LPPM is no longer the principal exchange or trading market for palladium, such exchange or principal trading market for palladium that serves as the source of prices for palladium and any principal exchanges where options or futures contracts on palladium are traded.  See “—Palladium Price” above.

Trading Day
A day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”).

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), provided that the Calculation Agent will not apply any rounding for the purpose of determining whether a Knock-Out Event has occurred; all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Palladium Price, the Final Palladium Price or whether a Knock-Out Event or a Market Disruption Event has occurred and the payment that you will receive at maturity, if any.  See “—Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as

Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Palladium Price.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in palladium or futures contracts related to palladium on the Relevant Exchange or (ii) the disappearance of, or of trading in, palladium.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in palladium or futures contracts related to palladium on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to palladium (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on the day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or

• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Information
The following table sets forth the published high and low daily fixing prices of palladium, as well as end-of-quarter prices of palladium, for each calendar quarter from January 1, 2009 to November 7, 2014.  The price of palladium on November 7, 2014 was $763.00.  The graph following the table plots the historical palladium prices for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Initial Palladium Price and the Palladium Price on any of the Averaging Dates will be determined with reference to the afternoon fixing price of palladium published by the LPPM, as determined pursuant to “Palladium Price” above, on the Pricing Date and Averaging Dates, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical performance set out in the table and graph below should not be taken as an indication of future performance, and no assurance can be given as to the Palladium Price on any of the Averaging Dates.  If a Knock-Out Event occurs, you will receive a Payment at Maturity that is less than 85% of the Stated Principal Amount of the Securities.  We cannot give you any assurance that the Palladium Price will increase or that a Knock-Out Event will not occur so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Palladium High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2009 through November 7, 2014 (stated in U.S. dollars per troy ounce gross)
Palladium	High ($)	Low ($)	Period End ($)
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00

Palladium	High ($)	Low ($)	Period End ($)
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter	856.00	775.00	844.00
Third Quarter	911.00	775.00	775.00
Fourth Quarter (through November 7, 2014)	809.00	743.00	763.00

Palladium
Daily Afternoon Fixing Price – January 1, 2009 to November 7, 2014

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the

Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in futures contracts on palladium or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Palladium Price, and, as a result, could increase the level above which the Palladium Price must be on the Averaging Dates so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on palladium or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Averaging Dates.  We cannot give any assurance that our hedging activities will not affect the Palladium Price, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, a portion of the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from the Agent, a fixed sales commission of 1% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase the a portion of the Aggregate Principal Amount of Securities from the Agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per Security and will forgo any sales commission with respect to such sales.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or futures contracts or other instruments on palladium in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•  purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities or commodities;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the

Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument.  Because the Securities provide for the return of principal except in the case of a Knock-Out Event, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.

If a Security were treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on a payment made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  Pursuant to Treasury regulations and guidance from the U.S. Treasury Department and the IRS, this legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs and the discussion under “Capital Gains Tax Treatment” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.